Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-123490, 333-136142, and 333-138639) on Form S-3 and in Registration Statements (Nos. 333-96923, 333-106975, 333-118705, 333-126415, and 333-137258) on Form S-8 of Quantum Fuel Systems Technologies Worldwide, Inc. of our report dated July 28, 2006, except for the 14th paragraph of Note 4 as to which the date is July 16, 2007, relating to our audit of the consolidated financial statements and the financial statement schedule as of and for the year ended April 30, 2006, which appears in this Annual Report on Form 10-K of Quantum Fuel Systems Technologies Worldwide, Inc. for the year ended April 30, 2007.

/s/ MCGLADREY AND PULLEN, LLP

Irvine, California

July 16, 2007